EdR ANNOUNCES FIRST QUARTER 2014 RESULTS
- Core FFO per Share Up 21% -

MEMPHIS, TN, April 28, 2014 - EdR (NYSE:EDR), one of the nation’s largest developers, owners and managers of collegiate housing, today announced results for the quarter ended March 31, 2014.

Company Highlights

•	Core funds from operations (“Core FFO”) was $19.4 million, or $0.17 per share/unit for the first quarter, compared to $16.4 million, or $0.14, per share/unit in the prior year;

•
Same-community revenue for the quarter increased 3.0%. Without the reclassification of six properties moving into the same-community portfolio at the beginning of 2014, same-community revenue was up 4.2%;

•
Same-community operating expenses for the quarter increased $0.7 million, mainly due to a $0.3 million increase in utility costs from extreme weather across the country and an expected rise in real estate taxes of $0.4 million;

•	Preleasing for the 2014-2015 lease term is 300 basis points ahead of last year with the same-community portfolio 70.6% preleased.

•
The same-community portfolio is projected to open the 2014-2015 lease term with an increase in revenue ranging from 3% to 4%, comprised of a 1% to 2% increase in occupancy and an approximate 2% increase in net rental rates;

•	Announced that the increase in new supply in markets served by EdR is expected to slow by 9% from 2014 to 2015;

•	Reaffirmed full year Core FFO guidance per share/unit of $0.62 to $0.68 for the year ending December 31, 2014, which represents an increase of 13% to 24% over 2013;

•	Completed the previously announced sales of two communities that were an average of 3.4 miles from their respective campuses for a combined price of $41.9 million;

•	As previously announced, entered into a $187.5 million term loan in January 2014 with five- and seven-year tranches at an effective fixed interest rate of 3.6%; and

•
Won an industry leading 5 Innovator Awards at this year's Student Housing Business National Conference, including Best Public-Private Partnership and Best On-Campus Development, both at the University of Texas-Austin.

"During the first quarter, we continued to execute on our plan to produce solid internal growth through successful preleasing and meaningful external growth through our 2014-2016 development deliveries," stated Randy Churchey, EdR's president and chief executive officer. "As a result, the Company is on track for a strong and successful 2014."

Net Income Attributable to Common Stockholders

Net income attributable to common stockholders for the quarter was $12.1 million, or $0.10 per diluted share, compared to net income of $3.3 million, or $0.03, per diluted share, for the prior year. Excluding a gain of $8.3 million (net of an impairment loss) recognized in the first quarter of 2014 related to sold communities, net income increased $0.5 million to $3.8 million. The main contributors to the Company's quarterly operating results were a $6.8 million growth in community net operating income (NOI) offset by a $3.2 million increase in depreciation and a $1.7 million increase in interest and other nonoperating expenses, excluding the loss on extinguishment of debt recognized in 2014.

Core Funds From Operations

Core FFO for the quarter was $19.4 million, as compared to $16.4 million in the prior year, an increase of 18.2%. Core FFO per share/unit for the quarter increased 21.4% to $0.17. The improvement in Core FFO mainly reflects the increase in operating profits from new communities offset by higher interest expense in 2014.

A reconciliation of funds from operations (“FFO”) and Core FFO to net income is included with the financial tables accompanying this release.

Same-Community Results

Net operating income was $21.4 million for the quarter, an increase of 1.9%, or $0.4 million, from the prior year. Revenue for the quarter was up 3.0% as compared to the prior year with a 2.9% increase in rental rates, a 0.3% improvement in occupancy and a 0.2% decline in other income. Consistent with Company policy, at the beginning of each calendar year the same-community portfolio mix changes when all properties owned and managed by EdR for the entire previous calendar year are moved into the same-community portfolio. Six properties were moved into the same-community portfolio on January 1, 2014. Without this impact on the same-community mix, revenue was up 4.2% for the quarter.

Operating expenses for the quarter increased $0.7 million mainly due to a $0.3 million increase in utility costs from extreme weather across the country and an expected rise in real estate taxes of $0.4 million. In total, all other operating expenses were down 40 basis points for the quarter.

2014-2015 Preleasing

Preleasing for the same-community portfolio is currently 300 basis points ahead of prior year with 70.6% of the beds preleased for the fall. Based on current leasing velocity and market conditions, the same-community portfolio is projected to open the 2014-2015 lease term with an increase in revenue ranging from 3% to 4%, comprised of a 1% to 2% increase in occupancy and an approximate 2% increase in average net rental rates.

"Our on-site teams have done a wonderful job maintaining the leasing momentum we built early in this year's leasing cycle," stated Christine Richards, EdR's senior vice president and chief operating officer. "We have remained focused on our leasing efforts while continuing to improve resident satisfaction and controlling direct operating expenses."

The Company provides additional leasing information in its quarterly earnings supplement located at http://www.snl.com/irweblinkx/yearlypresentations.aspx?iid=4095382.

University of Kentucky ("UK") Campus Housing Revitalization Plan

Construction on the next phase of the UK campus housing revitalization plan, which includes five buildings with 2,381 beds at a total project cost of $138.0 million, is proceeding as planned for a summer 2014 opening. Although the university's assignment process does not occur until May, the 2,982 beds that will be open this fall, which include the 601 beds delivered in 2013, are 181% applied for this fall.

Construction of the 2015 deliveries, which include 1,610 beds for a total cost of $101.2 million, is underway and proceeding as planned. And the recently approved 2016 deliveries, which include 1,141 beds for a total cost of $83.9 million, are also underway. To date under this long-term relationship with UK, a total of 5,733 beds in live learn communities have been approved with a total cost of almost $350 million.

Investment Activity

Construction is on schedule for the 2014 and 2015 development deliveries at the universities of Colorado, Connecticut, Minnesota, Georgia and at Duke University. The 2014 development deliveries, including the pre-sale at Florida International University, will increase our gross assets by 17%.

In March, the Company completed the previously announced sales of The Reserve on West 31st at the University of Kansas and College Station at West Lafayette at Purdue University. The two assets were an average of 3.4 miles from their respective campuses and sold for a combined sales price of $41.9 million.

Capital Structure

At March 31, 2014, the Company had cash and cash equivalents totaling $9.0 million and availability on its unsecured revolving credit facility of $123.2 million, expandable for an additional $157 million. The Company's debt to gross assets was 43.4%, its net debt to EBITDA - adjusted was 6.2x, and its interest coverage ratio was 4.5x. The Company has adequate liquidity from operating cash flow and availability under its revolving credit facility to fund all of its announced developments.

As previously announced, the Company entered into a $187.5 million unsecured term loan in January 2014, consisting of a $122.5 million, seven-year tranche and a $65.0 million, five-year tranche. The Company used the proceeds to repay a portion of the outstanding balance under its unsecured revolving credit facility. Simultaneously, the Company entered into interest rate swaps covering the total amount of the term loan and effectively locking in a weighted average fixed rate of 3.6%. Combined, these transactions have extended and more effectively staggered the maturities of the Company’s outstanding debt and reduced the Company’s variable rate debt as a percentage of total indebtedness from approximately 71% to 48%.

The Company did not sell any shares through its At The Market (ATM) equity program during the first quarter.

Innovator Awards

Since the inception of Student Housing Business magazine’s Annual Innovator Awards in 2011, EdR has earned 15 awards, more than any other company in the student housing industry. In April of this year, EdR added five awards - more than any other firm for the fourth straight year. EdR’s on-campus development at the University of Texas at Austin earned two premier awards - Best On-Campus Development and Best On-Campus Public-Private Partnership.  The Company also won Best On-Campus Vendor/Operator Solution: Johns Hopkins and Best Off-Campus Vendor/Operator Solution: University Towers at North Carolina State. EdR shared in the Best Off-campus Package and Offering of Amenities: The Retreat at State College, Penn State, a cottage development it acquired from Landmark.

Earnings Guidance and Outlook

Based upon the Company's current estimates, management reaffirms its previous Core FFO per share/unit guidance of $0.62 to $0.68 for the year ending December 31, 2014, which represents a 13% to 24% increase over 2013. This guidance does not include the impact of any unannounced: third-party development or management contracts, acquisitions including pre-sale agreements or purchase options, dispositions, ONE PlanSM developments or capital transactions.

Webcast and Conference Call

EdR will host a conference call for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Monday, April 28, 2014.  The call will be hosted by Randy Churchey, president and chief executive officer, and Randy Brown, executive vice president and chief financial officer.

The conference call will be accessible by telephone and the Internet.  To access the call, participants in the U.S. may dial (877) 705-6003, and participants outside the U.S. may dial (201) 493-6725.  Participants may also access the call via live webcast by visiting the company's investor relations website at www.EdRTrust.com.

The replay of the call will be available at approximately 1:00 p.m. Eastern Time on Monday, April 28, 2014 through midnight Eastern Time on Monday, May 12, 2014.  To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 13579515.  The archive of the webcast will be available on the company's website for a limited time.

About EdR

EdR (NYSE:EDR) is one of America’s largest owners, developers and managers of collegiate housing. EdR is a self-administered and self-managed real estate investment trust that owns or manages 69 communities in 23 states with more than 38,000 beds within more than 13,100 units. For more information, please visit the company's website at www.EdRTrust.com.

Contact:

Brad Cohen
ICR, LLC
(203) 682-8211
bcohen@icrinc.com

Randy Brown
EdR
Executive Vice President and
Chief Financial Officer
(901) 259-2500

J. Drew Koester
EdR
Senior Vice President and
Chief Accounting Officer
(901) 259-2500

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements about the Company’s business that are not historical facts are “forward-looking statements,” which relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements are based on current expectations. You should not rely on forward-looking statements because the matters that they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, Core FFO, FFO and prospects to differ materially from those expressed or implied by such statements. Such risks are set forth under the captions “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in EdR's most recent annual report on Form 10-K, and as described in EdR's other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and, except as otherwise may be required by law, the Company undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law.

Non-GAAP Financial Measures

Funds from Operations (FFO)

As defined by the National Association of Real Estate Investment Trusts, FFO represents net income (loss) (computed in accordance with U.S. generally accepted accounting principles ("GAAP")), excluding gains (or losses) from sales of property and impairment write-downs of depreciable real estate plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. The Company presents FFO available to all stockholders and unitholders because management considers it to be an important supplemental measure of the Company’s operating performance, believes it assists in the comparison of the Company’s operating performance between periods to that of different REITs and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their operating results. As such, the Company also excludes the impact of noncontrolling interests, only as they relate to operating partnership units, in the calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

The Company also uses core funds from operations, or Core FFO, as an operating measure. Core FFO is defined as FFO adjusted to include the economic impact of revenue on participating projects for which recognition is deferred for GAAP purposes. The adjustment for this revenue is calculated on the same percentage of completion method used to recognize revenue on third-party development projects. Core FFO also includes adjustments to exclude the impact of straight-line adjustment for ground leases, gains/losses on extinguishment of debt, transaction costs related to acquisitions and reorganization or severance costs. The Company believes that these adjustments are appropriate in determining Core FFO as they are not indicative of the operating performance of the Company’s assets. In addition the Company believes that Core FFO is a useful supplemental measure for the investing community to use in comparing the Company to other REITs as most REITs provide some form of adjusted or modified FFO.

Net Operating Income (NOI)

The Company considers NOI to be a useful measure of its collegiate housing operating performance. The Company defines NOI as rental and other community-level revenues earned from our collegiate housing communities less community-level operating expenses, excluding management fees, depreciation, amortization, ground lease expense and impairment charges and including regional and other corporate costs of supporting the communities. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company's NOI may not be comparable to other REITs. The Company believes that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. The Company uses NOI to evaluate performance on a community-by-community basis because it allows management to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on the Company’s operating results. However, NOI should only be used as an alternative measure of the Company’s financial performance.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)

Adjusted EBITDA is defined as net income or loss excluding: (1) straight line adjustment for ground leases; (2) acquisition costs; (3) depreciation and amortization; (4) loss on impairment of collegiate housing assets; (5) gain on sale of collegiate housing assets; (6) interest expense; (7) other non-operating expense (income); (8) income tax expense (benefit); and (9) non-controlling interest. Management considers Adjusted EBITDA useful to an investor in evaluating and facilitating comparisons of the Company's operating performance between periods and between REITs by removing the impact of the Company's capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from our operating results. Adjusted EBITDA should only be used as an alternative measure of the Company's financial performance.

Debt to Gross Assets

Debt to gross assets is defined as total debt, excluding the unamortized debt premium, divided by gross assets, or total assets excluding accumulated depreciation on real estate assets. We consider debt to gross assets useful to an investor in evaluating our leverage and in assessing our capital structure, because it excludes noncash items such as accumulated depreciation and provides a more accurate depiction of our capital structure. Debt to gross assets should only be used as an alternative measure of the Company's financial performance.

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	March 31, 2014	December 31, 2013
	(unaudited)
Assets
Collegiate housing properties, net	$1,345,860	$1,388,885
Assets under development	168,182	116,787
Cash and cash equivalents	8,969	22,073
Restricted cash	29,161	12,253
Other assets	77,790	70,567

Total assets	$1,629,962	$1,610,565

Liabilities and equity
Liabilities:
Mortgage and construction loans, net of unamortized premium/discount	$389,735	$422,681
Unsecured revolving credit facility	219,900	356,900
Unsecured term loan	187,500	—
Accounts payable and accrued expenses	73,200	67,646
Deferred revenue	22,249	23,498
Total liabilities	892,584	870,725

Commitments and contingencies	—	—

Redeemable noncontrolling interests	10,035	9,871

Equity:
EdR stockholders’ equity:
Common stock, $0.01 par value per share, 200,000,000 shares authorized, 114,877,873 and 114,740,155 shares issued and outstanding as of March 31, 2014 and December 31, 2013, respectively	1,149	1,148

Preferred shares, $0.01 par value, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	800,633	813,540
Accumulated deficit	(76,898)	(88,964)
Accumulated other comprehensive loss	(1,363)	—
Total EdR stockholders’ equity	723,521	725,724
Noncontrolling interests	3,822	4,245
Total equity	727,343	729,969

Total liabilities and equity	$1,629,962	$1,610,565

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2014	2013
Revenues:
Collegiate housing leasing revenue	$50,711	$39,453
Third-party development services	802	391
Third-party management services	1,018	969
Operating expense reimbursements	2,014	3,858
Total revenues	54,545	44,671

Operating expenses:
Collegiate housing leasing operations	22,168	17,719
Development and management services	2,341	1,771
General and administrative	2,117	1,834
Development pursuit and acquisition costs	1	189
Depreciation and amortization	13,783	10,599
Ground leases	1,899	1,588
Loss on impairment of collegiate housing properties	1,910	—
Reimbursable operating expenses	2,014	3,858
Total operating expenses	46,233	37,558

Operating income	8,312	7,113

Nonoperating expenses:
Interest expense	5,601	4,054
Amortization of deferred financing costs	503	420
Interest income	(70)	(119)
Loss on extinguishment of debt	649	—
Total nonoperating expenses	6,683	4,355

Income before equity in earnings (losses) of unconsolidated entities, income taxes, discontinued operations and gain on sale of collegiate housing communities	1,629	2,758

Equity in earnings (losses) of unconsolidated entities	(22)	(20)
Income before income taxes, discontinued operations and gain on sale of collegiate housing communities	1,607	2,738
Less: Income tax expense (benefit)	45	(237)
Income from continuing operations	1,562	2,975
Income from discontinued operations	—	503
Gain on sale of collegiate housing communities	10,902	—
Net income	12,464	3,478

Less: Net income attributable to the noncontrolling interests	398	169
Net income attributable to EdR common stockholders	$12,066	$3,309

Other comprehensive loss
Loss on cash flow hedging derivatives	(1,363)	—
Comprehensive income	$10,703	$3,309

Earnings per share information:
Net income attributable to EdR common stockholders per share – basic and diluted:	$0.10	$0.03

Weighted average share of common stock outstanding – basic	115,014	113,635
Weighted average share of common stock outstanding – diluted	116,052	114,673

EdR AND SUBSIDIARIES
CALCULATION OF FFO AND CORE FFO
(Amounts in thousands, except per share/unit data)
(Unaudited)

	Three months ended March 31,
	2014	2013

Net income attributable to EdR	$12,066	$3,309

Gain on sale of collegiate housing assets	(10,902)	—
Impairment losses (4)	1,910	—
Real estate related depreciation and amortization	13,622	11,083
Equity portion of real estate depreciation and amortization on equity investees	49	48
Noncontrolling interests	305	169
FFO	17,050	14,609

FFO adjustments:
Loss on extinguishment of debt	649	—
Acquisition costs	—	227
Straight-line adjustment for ground leases (2)	1,212	1,093
FFO adjustments	1,861	1,320

FFO on Participating Developments: (3)
Interest on loan to Participating Development	450	450
FFO on Participating Developments	450	450

Core FFO	$19,361	$16,379

FFO per weighted average share/unit (1)	$0.15	$0.13

Core FFO per weighted average share/unit (1)	$0.17	$0.14

Weighted average shares/units (4)	116,052	114,673

(1) FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and operating partnership units outstanding, regardless of their dilutive impact.
(2) This represents the straight-line rent expense adjustment required by GAAP related to ground leases. As the ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(3) FFO on participating developments represents the economic impact of interest and fees not recognized in net income due to the Company having a participating investment in the third-party development. The adjustment for interest income is based on terms of the loan.

(4) The impairment charge recorded relates an asset sold during the three months ended March 31, 2014.

EdR AND SUBSIDIARIES
2014 GUIDANCE – RECONCILIATION OF FFO and CORE FFO
(Amounts in thousands, except per share/unit data)
(Unaudited)

	Year ending December 31, 2014
	Low End	High End

Net income attributable to EdR (4)	$18,864	$34,586

Gain on sale of collegiate housing assets	(10,902)	(10,902)
Impairment losses (1)	1,910	1,910
Real estate related depreciation and amortization	54,350	54,350
Equity portion of real estate depreciation and amortization on equity investees	198	198
Noncontrolling interests	508	384
FFO	$64,928	$80,526
FFO adjustments:
Loss on extinguishment of debt	649	649
Straight-line adjustment for ground leases (2)	4,836	4,836
FFO adjustments	5,485	5,485

FFO on Participating Developments: (3)
Interest on loan to Participating Development (4)	1,825	(5,582)
Development fees on Participating Development, net of costs and tax (4)	—	(1,560)
FFO on Participating Developments	1,825	(7,142)

Core FFO	$72,238	$78,869

FFO per weighted average share/unit (5)	$0.56	$0.69

Core FFO per weighted average share/unit (5)	$0.62	$0.68

Weighted average shares/units (5)	115,996	115,996

Notes:
(1) The impairment charge recorded relates an asset sold during the three months ended March 31, 2014.
(2) Represents the straight-line rent expense adjustment required by GAAP related to ground leases. As ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(3) FFO on participating developments represents the economic impact of interest and fees not recognized in net income due to the Company having a participating investment in the third-party development. The adjustment for development fees is recognized under the same percentage of completion method of accounting used for third-party development fees. The adjustment for interest income is based on terms of the loan.

(4) The high end of our guidance range includes repayment of the loan EdR previously made to the participating development. Upon refinancing, the Company would no longer have a financial interest in the third-party development, which would no longer qualify as a participating development. This would trigger all previously deferred fees as discussed in note (3) above to be recognized into GAAP net income. As a result the high end of the range has $10.6 million of additional net income, which includes a $3.0 million guarantee fee, $5.6 million of previously deferred interest income, $1.6 million of previously deferred development fees, net of costs and $0.4 million of interest income through March 2014 that would have been deferred. The deductions to FFO for participating developments for the high end represent elimination of the previously deferred interest and development fees of $5.6 million and $1.6 million, respectively as they were previously recognized as added back and included in Core FFO in prior years.

(5) FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and operating partnership units outstanding, regardless of their dilutive impact.

EdR AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

The following is a reconciliation of the Company's GAAP operating income to NOI for the three months ended March 31, 2014 and 2013 (in thousands):

	For the three months ended March 31,
	2014	2013
Operating income	$8,312	$7,113
Less: Third-party development services revenue	802	391
Less: Third-party management services revenue	1,018	969
Plus: General and administrative expenses	4,459	3,794
Plus: Ground leases	1,899	1,588
Plus: Depreciation and amortization	13,783	10,599
NOI	$26,633	$21,734

The following is a reconciliation of the Company's GAAP net income to Adjusted EBITDA for the trailing twelve months ended March 31, 2014 (in thousands):

	Three Months ended March 31,	Plus: Year Ended December 31,	Less: Three Months ended March 31,	Trailing Twelve Months ended March 31,
	2014	2013	2013	2014
Net income attributable to common stockholders	$12,066	$4,323	$3,309	$13,080
Straight line adjustment for ground leases	1,212	5,255	1,093	5,374
Acquisition costs	—	393	227	166
Depreciation and amortization	13,783	48,098	10,599	51,282
Depreciation and amortization - discontinued operations	—	1,767	529	1,238
Loss on impairment of collegiate housing assets	1,910	5,001	—	6,911
Gain on sale of collegiate housing property dispositions	(10,902)	(3,913)	—	(14,815)
Interest expense, net	5,601	17,526	4,054	19,073
Other nonoperating expense	1,082	1,311	301	2,092
Income tax expense (benefit)	45	203	(237)	485
Noncontrolling interests	398	308	169	537
Adjusted EBITDA	$25,195	$80,272	$20,044	85,423
Annualize acquisitions/developments (1)	—	17,880	6,742	11,138
Pro Forma Adjusted EBITDA	$25,195	$98,152	$26,786	$96,561

(1) Proforma adjustment to reflect all acquisitions and development deliveries as if such transactions had occurred on the first day of the period presented.

The following is a reconciliation of the Company's GAAP total assets to gross assets as of March 31, 2014 and December 31, 2013 (in thousands):

	As of March 31,	As of December 31,
	2014	2013
Mortgage and construction loans, net of unamortized premium	$389,735	$422,681
Unamortized premium	2,098	2,291
Mortgage and construction loans	387,637	420,390

Unsecured revolving credit facility	219,900	356,900
Unsecured term loan facility	187,500	—

Total debt	$795,037	$777,290

Total assets	$1,629,962	$1,610,565
Accumulated depreciation(1)	202,789	204,181
Gross assets	$1,832,751	$1,814,746

Debt to gross assets	43.4%	42.8%

(1) Represents accumulated depreciation on real estate assets.